VIA FEDERAL EXPRESS

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA  02171

Re:  Neuberger&Berman Advisers Management Trust:  Socially Responsive Portfolio

Gentlemen:

This is to advise you that Neuberger&Berman Advisers Management Trust has established a new series of shares to be known as Socially Responsive Portfolio. In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated 5/1/95 and Section 9 of the Transfer Agency and Services Agreement dated 5/1/95 between the Fund and State Street Bank and Trust Company, the Fund hereby requests that you act as Custodian and Transfer Agent for the new series under the terms of the respective contracts.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining once copy for your records.

By:_____________________
    Michael J. Weiner
    Vice President
    Advisers Management Trust

Agreed to as of this ______ day of _________, 199__.

State Street Bank and Trust Company

By:____________________


Title:_________________